Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact: Albert W. Ondis

Joseph P. O’Connell	May 13, 2008
Astro-Med, Inc.
(401) 828-4000

Astro-Med Expects a Strong First Quarter

West Warwick, RI, -- May 13, 2008 -- Astro-Med, Inc. (NASDAQ:ALOT) announced today that it expects to report a strong First Quarter, which ended on May 3, 2008. Sales are anticipated to increase approximately 14% from the prior year’s First Quarter and the Company expects to report earnings per diluted share of approximately $0.11-0.13. This compares to earnings per diluted share of $0.07 for the corresponding quarter of the prior year.

Commenting on the announcement which was made at Astro-Med’s Annual Shareholder’s Meeting on May 13th, Albert W. Ondis, Chairman and CEO said, “We are pleased to report that the Company will achieve the same double digit growth rate in the First Quarter of FY2009 as we achieved in the last two fiscal years. With strong contributions from all products and all geographic regions, the Company expects to announce a 14% sales increase over our performance in the First Quarter of FY2008.”

The Company’s actual results for the first quarter will be released on Tuesday, May 20, 2008 and Management will discuss the results in detail during our conference call on Wednesday, May 21, 2008 at 11:00 EDT. It will be broadcast in real time over the Internet. The webcast can be accessed through our website at www.astro-medinc.com.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments sold under the brand names Astro-Med, Grass Technologies and QuickLabel Systems. Astro-Med, Inc. products are employed around the world in a wide range of industrial, scientific, test and measurement applications, for product identification applications in consumer and industrial markets and for clinical and research purposes in the field of life sciences. More information is available at www.astro-medinc.com.

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Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2008 annual report and its annual and quarterly filings with the Securities and Exchange Commission.